    Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 26, 2008 on the financial statements of Omni Ventures, Inc. for the period ended September 30, 2008 and for the period from August 14, 2008 (inception) to September 30, 2008, included herein on the registration statement of Omni Ventures, Inc. on Form S-1/A (amendment no. 1), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
January 14, 2009

551 NW 77th Street, Suite 107 • Boca Raton, FL 33467
Phone: (561) 864.4444 • Fax: (561) 892-3715
www.bermancpas.com • info@berrnancpas.corn
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida institute of Certi*d Public Accountants